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                                                                   Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Valley National Corporation

We consent to the inclusion of our report dated January 20, 1999, except for note 16 of the notes to the consolidated financial statements which is as of May 10, 1999, with respect to the consolidated balance sheets of Valley National Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in stockholders' equity and comprehensive income, and cash flows for the years then ended, which report appears in the registration statement on Form S-4 of Community First Bankshares, Inc. dated August 9, 1999.

                                      /s/ KPMG LLP

San Diego, California
August 9, 1999